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                                                                   EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of webMethods, Inc. on Form S-4 of our reports with respect to Active Software, Inc. dated January 21, 2000 (February 27, 2000 as to Note 12), our report with respect to Alier, Inc. dated March 3, 2000, our report with respect to TransLink Software, Inc. dated April 10, 2000 and our report with respect to Premier Software Technologies, Inc. dated March 31, 2000 (April 25, 2000 as to Note 8 and the third paragraph of Note 6), appearing in this Joint Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Experts" and "Selected Historical Consolidated Financial Data For Active Software" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.


\s\DELOITTE & TOUCHE LLP

San Jose, California
July 10, 2000